[Letterhead of Spectrum Law Group LLP]




                                October 17, 2006

VIA EDGAR

Securities and Exchange Commission
Washington, D.C. 20549
Attn:  April Sifford, Branch Chief


         Re:  Advanced Plant Pharmaceuticals, Inc.
              Form 10-KSB for Fiscal Year Ended December 31, 2005
              Filed May 22, 2006
              File No. 000-29462


Dear Ms. Sifford:

         On behalf of our client, Advanced Plant Pharmaceuticals, Inc., a Delaware corporation ("APPI"), we hereby notify you of our conversation with Ryan Milne earlier today that APPI expects to file its response to the comments delivered by your office pursuant to that letter dated September 28, 2006 by Friday October 27, 2006.

         Please call me at (949) 679-9560 if you have any questions.



                                                    Very truly yours,

                                                    SPECTRUM LAW GROUP, LLP

                                                    /s/ Gregory R. Carney

                                                    Gregory R. Carney